SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                                   ------

                                  FORM 8-K

                               CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported)
                                 April 2, 1997



                             VALLEY NATIONAL BANCORP
               (Exact name of registrant as specified in its charter)



                                   New Jersey
                    (State or other jurisdiction of incorporation)



          0-11179                            22-2477875
   (Commission File Number)        (IRS Employer Identification No.)



                 1455 Valley Road, Wayne, New Jersey  07470
                   (Address of principal executive offices)



                                 (201) 305-8800
              (Registrant's telephone number, including area code)


Item 5.         Other Events.

On April 2, 1997, the Board of Directors of Valley National Bancorp ("Valley") approved a 5% stock dividend. The new stock will be issued May 15, 1997 to shareholders of record as of April 30, 1997. Any fractional shares will be paid in cash at the closing bid price of the record date. The Board agreed to increase the annual dividend rate to $1.10 per share after the stock dividend. The cash dividend increase will be payable quarterly beginning on July 1, 1997.

Item 7.         Exhibit.

Press Release, dated April 2, 1997.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        VALLEY NATIONAL BANCORP

Dated:    April 24, 1997                By:  /s/ Alan D. Eskow
                                             Principal Accounting Officer
                                             and Corporate Secretary

                                 INDEX TO EXHIBITS

99        Press Release dated April 2, 1997


ITEM 7.                                                          EXHIBIT 99

Valley National Bank                              Contact:
1455 Valley Road                                  Alan D. Eskow
Wayne, NJ  07470                                  Senior Vice President
                                                  (201) 305-4003

                                                  Dianne M. Grenz
                                                  Investor Relations
                                                  (201) 305-3380


               VALLEY NATIONAL BANCORP BOARD OF DIRECTORS DECLARES A
                 5% STOCK DIVIDEND AND INCREASES CASH DIVIDEND 15.5%

WAYNE, NJ, April 2, 1997--Valley National Bancorp (NSE:VLY) today reported that the Board of Directors approved a 5% stock dividend, payable on May 15, 1997, to the shareholders of record on April 30, 1997.

Gerald H. Lipkin, Chairman and Chief Executive Officer of Valley National Bancorp, stated, "That in connection with the stock dividend Valley is also increasing its regular cash dividend to $1.10 per share. This represents an increase of 15.5% after including the effect of both the stock dividend and increased cash dividend."

Valley's annual dividend rate has increased 120 percent from $0.50 per share in 1988. Mr. Lipkin noted, "We have never reduced the regular cash dividend in the 70 year history of the bank. In fact, during the last two decades, Valley's dividend has increased 19 times. Our new dividend yield of 4.1% exceeds the New Jersey bank stock average dividend yield of 2.43%."

1996 was another excellent year for Valley. Net of approximately $6.4 million in one-time FDIC assessment, Valley's reported net income was $67.5 million, or $1.84 per share for year-end December 31, 1996.

Valley National Bancorp is a regional bank holding company headquartered in Wayne, NJ. Its principal subsidiary, Valley National Bank, has $5.1 billion in assets and operates 95 branch offices located in 10 counties serving 67 communities throughout New Jersey.